Exhibit 99.1

Rosetta Stone Inc. Reports Fourth Quarter and Full Year 2015 Results;
Hass named President, Chief Executive Officer and Chairman

Strong growth in Lexia literacy business and seasonal peak in Consumer segment drive solid fourth quarter; Company ends the year with $47.8 million in cash; Restructuring of Enterprise language announced to optimize profitability of that business

ARLINGTON, VA — March 14, 2016 — Rosetta Stone Inc. (NYSE:RST), a world leader in technology-based learning solutions, today announced financial results for the fourth quarter and full year ended December 31, 2015. Revenue in the fourth quarter 2015 totaled $58.0 million, down 27% from $79.3 million in the year-ago period, driven by the expected decline in the Company's Consumer segment. Fourth quarter 2015 net loss totaled $11.4 million, an improvement of 47% compared to the net loss of $21.5 million in the year-ago period. Included in the net losses were lease termination costs and non-cash impairment charges totaling $6.0 million in the fourth quarter 2015 and $18.3 million in the fourth quarter 2014. Earnings per diluted share in the fourth quarter 2015 totaled $(0.52), an improvement of $0.49 compared to $(1.01) per diluted share in the fourth quarter 2014.

Fourth Quarter 2015 Overview

•	Enterprise & Education ("E&E") segment revenue totaled $26.3 million, up 6% year-over-year, compared to $24.9 million in the same quarter last year

•
Within the E&E segment, Lexia's revenue grew 94% to $7.2 million on bookings growth of 32% to $6.8 million; Lexia's revenue growth benefited from the impact of purchase accounting on prior period revenue

•
The Consumer segment contribution margin percentage more than doubled to 25% of revenue, up from 12% in the same quarter last year, while contribution dollars improved $1.6 million, or 25% year-over-year

•	Excluding lease termination expenses and non-cash impairment charges in both periods, operating expense declined $19.7 million or 27% compared to the same quarter last year

•	Net loss improved 47% year-over-year to $11.4 million or $(0.52) per diluted share

•	Revenue-based Adjusted EBITDA, a non-GAAP financial measure, improved $5.1 million year-over-year to $1.6 million, compared to $(3.5) million in the same quarter last year

•	Cash and cash equivalents increased $13.4 million in the fourth quarter to $47.8 million at December 31, 2015, with zero debt outstanding.

“We delivered solid results in the fourth quarter as we continued to take aggressive action to improve operating performance and strengthen the business for the long-term,” said John Hass, President and Chief Executive Officer. “We continued to demonstrate progress on each of the three priorities that were established when we embarked on this transformation in March 2015 - optimizing the profitability of the Consumer segment, delivering the right products to efficiently grow both the literacy and language areas of our E&E segment, and improving efficiency by simplifying and reducing the costs of our business overall.”
Fourth Quarter 2015 Review
Revenue: Total revenue was down 27% year-over-year to $58.0 million, which was entirely due to the 42% year-over-year decline in Consumer segment revenue to $31.7 million. Excluding $1.0 million of adverse currency effects in the fourth quarter 2015, revenue would have decreased 26% year-over-year on a constant currency basis. As a result of the shift in strategy announced in March 2015, management has been operating the Consumer segment for improved profitability, which has included reducing operating costs and optimizing media spend. Additionally, in the fourth quarter 2015, the Company continued to have success increasing the mix of 24-month Consumer subscriptions, relative to packaged software sales. Subscriptions are paid upfront but revenue is recognized ratably over the length of the subscription period, which has the effect of lowering in-period revenue recognition versus packaged software sales.

E&E segment revenue increased 6% year-over-year to $26.3 million. Excluding $0.6 million of adverse currency effects in the fourth quarter 2015, E&E segment revenue would have increased 8% year-over-year on a constant currency basis. Revenue at Lexia, the Company's literacy education business, grew $3.5 million or 94% year-over-year, partly reflecting the 32% bookings increase from $5.1 million in the fourth quarter 2014 to $6.8 million in the fourth quarter 2015. Lexia's growth was due to increased demand for its recently updated suite of products, continued high renewal rates, and the Company's investment to expand its direct sales force. The revenue growth rate at Lexia continues to reflect the beneficial impact of purchase accounting, which had the effect of lowering prior-year revenue (as Lexia's deferred revenue balance was substantially reduced at the time of its acquisition). That benefit will dissipate over time and the year-over-year revenue growth rates at Lexia are expected to narrow as the Company laps the impact of purchase accounting.
US$ thousands, except for percentages

	Three Months Ended December 31,
	2015	2014	% change
Revenue from:
Enterprise & Education	$26,266	$24,872	6%
Consumer	31,749	54,386	(42)%
Total	$58,015	$79,258	(27)%
Net Loss:  The fourth quarter 2015 net loss improved 47% year-over-year to $11.4 million or $(0.52) per diluted share, compared to the net loss of $21.5 million or $(1.01) per diluted share, in the year-ago period. Included in the net losses were lease termination costs and non-cash impairment charges totaling $6.0 million in the fourth quarter 2015 and $18.3 million in the fourth quarter 2014. The fourth quarter 2015 amount included a $5.6 million partial goodwill impairment charge associated with the Company's Fit Brains business and the fourth quarter 2014 amount included an $18.0 million goodwill impairment charge associated with the Company's North America Consumer language business.
Excluding the non-cash impairment and lease termination expenses in both periods, operating expenses were $19.7 million or 27% lower year-over-year. The most significant reduction was sales and marketing expense, which decreased $17.4 million or 33% year-over-year. The favorable change reflects the restructuring undertaken in March 2015, which included a reduction in non-E&E headcount of approximately 15% and management's decision to manage the Consumer segment for optimized profitability, not size, which has resulted in lower media spending.
Full Year 2015 Review
Revenue: For the full year 2015, revenue totaled $217.7 million, down 17% from $261.9 million in 2014. Excluding $5.3 million of adverse currency effects in 2015, revenue would have been down 15% on a constant currency basis. Consumer segment revenue totaled $119.6 million, down 32% from $177.2 million in 2014 and E&E segment revenue totaled $98.1 million, up 16% compared to $84.7 million in 2014. The decline in Consumer segment revenue was anticipated as a result of the strategic decision to restructure the Company and prioritize management's focus on accelerating the growth of the Company's E&E segment, which was announced in March 2015. At that time, management articulated the decision to focus on serving the needs of the passionate language learner and generating recurring revenue streams, rather than addressing the mass marketplace.
The growth in E&E segment revenue reflects heightened demand for Lexia’s literacy products, coupled with management’s investments to accelerate growth. Excluding $3.4 million of adverse currency effects in the fourth quarter 2015, E&E segment revenue would have increased 20% year-over-year on a constant currency basis. Lexia's bookings increased from $23.1 million in 2014 to $33.9 million in 2015, an increase of 46%, and revenue grew 121% from $9.9 million in 2014 to $21.9 million in 2015. Lexia's revenue growth rate continues to reflect the beneficial impact of purchase accounting, which had the effect of lowering prior-year revenue (as Lexia’s deferred revenue balance was substantially reduced at the time of its acquisition). That benefit will dissipate over time and the year-over-year revenue growth rates at Lexia are expected to narrow as the Company laps the impact of purchase accounting.

US$ thousands, except for percentages

	Twelve Months Ended December 31,
	2015	2014	% change
Revenue from:
Enterprise & Education	$98,057	$84,700	16%
Consumer	119,613	177,153	(32)%
Total	$217,670	$261,853	(17)%
Net Loss:  Full year 2015 net loss totaled $46.8 million, an improvement of $26.9 million or 37% compared to the net loss of $73.7 million in 2014. Earnings per diluted share in 2015 totaled $(2.17), an improvement of $1.30 or 37% compared to $(3.47) per diluted share in 2014. Included in the net losses were non-cash impairment charges and lease termination expenses totaling $6.8 million in 2015 and $24.1 million in 2014. The 2015 amount included the $5.6 million partial goodwill impairment charge associated with the Company's Fit Brains business, compared to $20.2 million in goodwill impairment charges in 2014 associated with the Company’s Consumer business.
Excluding the non-cash impairment and lease termination expenses in both periods, operating expenses declined $47.4 million or 18% to $216.1 million in 2015, compared to $263.5 million in 2014. The improvement reflects the combined effects of a $50 million annualized cost savings initiative announced in March 2015, plus the initial contribution from an incremental $15 million of cost savings that management subsequently identified. The majority of that operating expense decline was in sales and marketing, reflecting management's decision to conduct fewer promotional campaigns and lower media spending. Sales and marketing expense declined $37.1 million or 21% to $136.1 million in 2015, compared to $173.2 million in 2014. In addition, general and administrative expense declined $7.0 million or 12% to $50.1 million in 2015, compared to $57.1 million in 2014.
Balance Sheet: The Company had zero debt and a cash and cash equivalents balance of $47.8 million at December 31, 2015. Deferred revenue totaled $142.7 million at December 31, 2015, compared to $128.2 million at December 31, 2014. Short-term deferred revenue, which will be recognized as revenue over the next 12 months, totaled $106.8 million, or approximately 75% of the total December 31, 2015 balance.
Free Cash Flow and Adjusted EBITDA: Free cash flow, a non-GAAP financial measure, was $12.1 million in the fourth quarter 2015, compared to $16.2 million in the same period a year ago. Revenue-based Adjusted EBITDA, a non-GAAP financial measure, was $1.6 million in the fourth quarter, a $5.1 million improvement compared to $(3.5) million in the year-ago period. The Company's cash flow is typically seasonal, with a net use of cash during the first half of the year and positive cash generation in the second half of the year. For the full year, free cash flow totaled $(14.5) million in 2015, compared to $(3.1) million in 2014. For the full year, revenue-based Adjusted EBITDA totaled $(7.0) million in 2015, compared to $(27.7) million in 2014.
Restructuring of Enterprise language business: Mr. Hass added: “As we look ahead to 2016, we realize there is more work to be done. Today, we are initiating actions to restructure our Enterprise language business to reduce costs and focus on geographies where we have achieved sufficient scale to sustain the Company's direct distribution presence. While these efforts will take some time to implement, they will leave us in a better place to grow this business profitably.”
If the Company's plans are fully realized, Rosetta Stone will exit its direct sales presence in almost all of its non-U.S. and non-northern European geographies. Where appropriate, Rosetta Stone will seek to operate through partners in those geographies being exited. The Company will also look to initiate processes to close its software development operations in France and China. This restructuring will reduce headcount by approximately 17% of its full-time workforce and is expected to result in annual expense reductions of approximately $19 million. If fully realized, these actions will result in an estimated $5 million to $6 million charge, with approximately 50% accrued in the first quarter 2016, largely reflecting cash separation payments.
CEO Search Update: The Board of Directors has determined that the best way to maintain the momentum of the Company’s turnaround is for John Hass to continue his service as the Company’s President and CEO, in addition to becoming Chairman of the Board, all effective April 1, 2016.

Mr. Hass said, “Substantial progress has been made over the past twelve months in simplifying our business and reducing its cost base, allocating our investment dollars wisely and building effective and engaging products for our customers. I look forward to continuing to work with the Board of Directors and the entire Rosetta Stone team as we continue the restructuring and position our company for profitable growth.”

Earnings Conference Call
In conjunction with this announcement, Rosetta Stone will host a conference call today at 5:00 p.m. ET during which time there will be a discussion of the results and the Company's 2016 outlook. Investors may dial into the live conference call using 1-201-689-8470 (toll / international) or 1-877-407-9039 (toll-free). A live webcast will also be available in the investor relations section of the Company’s website at http://investors.rosettastone.com. A replay will be made available soon after the live conference call is completed and will remain available until midnight on March 21. Investors may dial into the replay using 1-858-384-5517 and passcode 13631182.
Caution on Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by non-historical statements and often include words such as "outlook," "potential," "believes," "expects," "anticipates," "estimates," "intends," "plans," "seeks" or words of similar meaning, or future-looking or conditional verbs, such as "will," "should," "could," "may," "might, " "aims," "intends," or "projects." These statements may include, but are not limited to, statements relating to: our revised business strategy; guidance or projections related to revenue, Adjusted EBITDA, bookings, and other measures of future economic performance; the contributions and performance of our businesses including acquired businesses and international operations; projections for future capital expenditures; and other guidance, projections, plans, objectives, and related estimates and assumptions. A forward-looking statement is neither a prediction nor a guarantee of future events or circumstances. In addition, forward-looking statements are based on the Company’s current assumptions, expectations and beliefs and are subject to certain risks and uncertainties that could cause actual results to differ materially from our present expectations or projections. Some important factors that could cause actual results, performance or achievement to differ materially from those expressed or implied by these forward-looking statements include, but are not limited to: the risk that we are unable to execute our business strategy; declining demand for our language learning solutions; the risk that we are not able to manage and grow our business; the impact of any revisions to our pricing strategy; the risk that we might not succeed in introducing and producing new products and services; the impact of foreign exchange fluctuations; the adequacy of internally generated funds and existing sources of liquidity, such as bank financing, as well as our ability to raise additional funds; the risk that we cannot effectively adapt to and manage complex and numerous technologies; the risk that businesses acquired by us might not perform as expected; and the risk that we are not able to successfully expand internationally. We expressly disclaim any obligation to update or revise any forward-looking statements, whether as a result of new information, future developments or otherwise, except as required by law. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements, risks and uncertainties that are more fully described in the Company's filings with the U.S. Securities and Exchange Commission (SEC), including those described under the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015, as such factors may be updated from time to time.
Non-GAAP Financial Measures
To supplement the condensed consolidated financial statements, which are prepared and presented in accordance with accounting principles generally accepted in the United States ("GAAP"), the Company uses, and this press release contains references to, the non-GAAP financial measures of financial performance listed below.

•	Bookings represent executed sales contracts received by the Company that are either recorded immediately as revenue or as deferred revenue.

•
Adjusted EBITDA is GAAP net income/(loss) plus interest income and expense, other income/expense, income tax benefit and expense, depreciation, amortization and stock-based compensation expense. In addition, Adjusted EBITDA excludes impairments, any items related to the litigation with Google Inc., consulting and other related costs associated with the development and implementation of the accelerated strategy and cost reductions, restructuring and related wind down costs, severance costs, and transaction and other costs associated with mergers and acquisitions, as well as all adjustments related to recording the non-cash tax valuation allowance for deferred tax assets. Adjusted EBITDA for prior periods has been revised to conform to current definition.

•	Free cash flow is cash flow from operating activities minus cash used in purchases of property and equipment.

•
Segment contribution includes segment revenue and expenses incurred directly by the segment, including material costs, service costs, customer care and coaching costs, sales and marketing expenses, and bad debt expense.

The definitions, GAAP comparisons, and reconciliation of those measures with the most directly comparable GAAP financial measures are available in this press release or in the corresponding earnings presentation, which are posted on our website at www.rosettastone.com.

Management believes that these non-GAAP measures of financial results provide useful information to management and investors regarding certain financial and business trends relating to the Company’s financial condition and results of operations, enabling a better understanding of the long-term performance of the Company’s business. Management uses these non-GAAP measures to compare the Company’s performance to that of prior periods for trend analyses, and for budgeting and planning purposes. Management believes that the use of these non-GAAP financial measures provides an additional tool for investors to use in evaluating ongoing operating results and trends and in comparing the Company’s financial measures with other software and education-technology companies, many of which present similar non-GAAP financial measures to investors.
The presentation of this additional financial information is not intended to be considered in insolation from, as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. The Company urges investors to review the reconciliation of its non-GAAP financial measures to the comparable GAAP financial measures, which it includes in press releases announcing earnings information, including this press release, or in corresponding earnings presentations, and not to rely on any single financial measure to evaluate the Company’s business. The Company’s non-GAAP measures may not be comparable to those used by other companies, and we encourage you to review and understand all our financial reporting before making any investment decision.
About Rosetta Stone Inc.
Rosetta Stone Inc. (NYSE: RST) is dedicated to changing people's lives through the power of language and literacy education. The Company's innovative, personalized language and reading programs drive positive learning outcomes in thousands of schools, businesses, government organizations and for millions of individual learners around the world.

Founded in 1992, Rosetta Stone pioneered the use of interactive software to accelerate language learning and is widely recognized today as the industry leader in providing effective language programs. The Company's cloud-based programs allow users to learn online or on-the-go via tablet or smartphone, whether in a classroom, in a corporate setting, or in a personal learning environment. Rosetta Stone is also a leader in the literacy education space, helping millions of students build fundamental reading skills through its Lexia Learning division. Additionally, the Company's Fit Brains business offers personalized brain training programs developed by neuroscientists and award-winning game designers to be fun and help keep your brain sharp.

Rosetta Stone is based in Arlington, VA, and has offices and operations around the world. For more information, visit www.rosettastone.com. "Rosetta Stone" is a registered trademark or trademark of Rosetta Stone Ltd. in the United States and other countries.

Investors:
Frank Milano
ir@rosettastone.com
703-387-5876

Media Contact:
Michelle Alvarez
malvarez@rosettastone.com
703-387-5862

ROSETTA STONE INC.
CONSOLIDATED BALANCE SHEETS
(in thousands, except per share amounts)
(unaudited)

	As of December 31,
	2015	2014
Assets
Current assets:
Cash and cash equivalents	$47,782	$64,657
Restricted cash	80	123
Accounts receivable (net of allowance for doubtful accounts of $1,196 and $1,434, at December 31, 2015 and December 31, 2014, respectively)	47,327	76,757
Inventory	7,333	6,500
Deferred sales commissions	13,526	10,740
Prepaid expenses and other current assets	3,612	4,842
Income tax receivable	—	464
Total current assets	119,660	164,083
Deferred sales commissions	5,614	4,362
Property and equipment, net	22,532	25,277
Goodwill	50,280	58,584
Intangible assets, net	28,244	34,377
Other assets	2,213	1,490
Total assets	$228,543	$288,173
Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$10,778	$19,548
Accrued compensation	8,201	14,470
Income tax payable	121	—
Obligations under capital lease	521	594
Other current liabilities	35,318	53,258
Deferred revenue	106,868	95,240
Total current liabilities	161,807	183,110
Deferred revenue	35,880	32,929
Deferred income taxes	4,998	4,222
Obligations under capital lease	2,622	3,154
Other long-term liabilities	826	1,313
Total liabilities	206,133	224,728
Commitments and contingencies
Stockholders' equity:
Preferred stock, $0.001 par value; 10,000 and 10,000 shares authorized, zero and zero shares issued and outstanding at December 31, 2015 and December 31, 2014, respectively	—	—
Non-designated common stock, $0.00005 par value, 190,000 and 190,000 shares authorized, 23,150 and 22,936 shares issued and 22,150 and 21,936 shares outstanding at December 31, 2015 and December 31, 2014, respectively	2	2
Additional paid-in capital	185,863	178,554
Treasury stock	(11,435)	(11,435)
Accumulated loss	(149,794)	(102,998)
Accumulated other comprehensive loss	(2,226)	(678)
Total stockholders' equity	22,410	63,445
Total liabilities and stockholders' equity	$228,543	$288,173

ROSETTA STONE INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2015	2014	2015	2014
Revenue:
Product	$17,881	$43,363	$65,969	$136,251
Subscription and service	40,134	35,895	151,701	125,602
Total revenue	58,015	79,258	217,670	261,853
Cost of revenue:
Cost of product revenue	4,170	11,183	16,898	34,192
Cost of subscription and service revenue	5,369	4,753	21,629	18,862
Total cost of revenue	9,539	15,936	38,527	53,054
Gross profit	48,476	63,322	179,143	208,799
Operating expenses
Sales and marketing	35,145	52,508	136,084	173,208
Research and development	6,958	7,346	29,939	33,176
General and administrative	10,397	12,316	50,124	57,120
Impairment	5,945	18,134	6,754	20,333
Lease abandonment and termination	55	176	55	3,812
Total operating expenses	58,500	90,480	222,956	287,649
Loss from operations	(10,024)	(27,158)	(43,813)	(78,850)
Other income and (expense):
Interest income	11	4	23	17
Interest expense	(107)	(81)	(378)	(233)
Other (expense) income	(204)	(355)	(1,469)	(1,129)
Total other income and (expense)	(300)	(432)	(1,824)	(1,345)
Loss before income taxes	(10,324)	(27,590)	(45,637)	(80,195)
Income tax expense (benefit)	1,112	(6,053)	1,159	(6,489)
Net loss	$(11,436)	$(21,537)	$(46,796)	$(73,706)
Loss per share:
Basic	$(0.52)	$(1.01)	$(2.17)	$(3.47)
Diluted	$(0.52)	$(1.01)	$(2.17)	$(3.47)
Common shares and equivalents outstanding:
Basic weighted average shares	21,801	21,327	21,571	21,253
Diluted weighted average shares	21,801	21,327	21,571	21,253

ROSETTA STONE INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2015	2014	2015	2014
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(11,436)	$(21,537)	$(46,796)	$(73,706)
Adjustments to reconcile net loss to cash provided by (used in) operating activities:
Stock-based compensation expense	1,826	1,294	7,195	6,762
Loss (gain) on foreign currency transactions	126	415	1,471	1,171
Bad debt expense	54	382	1,657	2,405
Depreciation and amortization	3,485	3,675	13,660	13,904
Deferred income tax expense (benefit)	277	(6,551)	849	(7,667)
(Gain) loss on disposal of equipment	(71)	3	(15)	184
Amortization of deferred financing costs	56	21	160	21
Loss on impairment	5,945	18,134	6,754	20,333
Loss from equity method investments	32	—	23	—
Gain on divestiture of subsidiary	—	—	(660)	—
Net change in:
Restricted cash	40	8	43	(13)
Accounts receivable	36	(16,571)	26,376	(16,478)
Inventory	378	(307)	(1,253)	341
Deferred sales commissions	180	(1,279)	(4,121)	(7,268)
Prepaid expenses and other current assets	1,140	1,604	1,080	1,844
Income tax receivable	1,505	284	568	(147)
Other assets	(479)	(527)	(684)	446
Accounts payable	294	7,509	(8,636)	8,394
Accrued compensation	(511)	(3,718)	(5,485)	(4,494)
Other current liabilities	7,158	17,620	(14,223)	11,318
Other long-term liabilities	(68)	(78)	(486)	459
Deferred revenue	3,761	18,347	16,878	48,864
Net cash provided by (used in) operating activities	13,728	18,728	(5,645)	6,673
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(1,651)	(2,509)	(8,856)	(9,736)
Proceeds from sale of fixed assets	1,642	—	1,642	—
Decrease in restricted cash for Vivity acquisition	—	—	—	12,314
Acquisitions, net of cash acquired	—	—	(1,688)	(41,687)
Net cash outflow from divestiture of subsidiary	—	—	(186)	—
Other investing activities	—	—	(286)	—
Net cash used in investing activities	(9)	(2,509)	(9,374)	(39,109)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from the exercise of stock options	—	23	114	669
Deferred financing costs	(5)	(381)	(130)	(381)
Payments under capital lease obligations	(243)	(113)	(711)	(593)
Net cash used in financing activities	(248)	(471)	(727)	(305)
Increase (decrease) in cash and cash equivalents	13,471	15,748	(15,746)	(32,741)
Effect of exchange rate changes in cash and cash equivalents	(56)	(452)	(1,129)	(1,427)
Net increase (decrease) in cash and cash equivalents	13,415	15,296	(16,875)	(34,168)
Cash and cash equivalents—beginning of year	34,367	49,361	64,657	98,825
Cash and cash equivalents—end of year	$47,782	$64,657	$47,782	$64,657

ROSETTA STONE INC.
Reconciliation of GAAP Net Loss to Adjusted EBITDA
(in thousands)
(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2015	2014	2015	2014
GAAP net loss	(11,436)	(21,537)	(46,796)	(73,706)
Total other non-operating (income) and expense	300	432	1,824	1,345
Income tax expense (benefit)	1,112	(6,053)	1,159	(6,489)
Impairment	5,945	18,134	6,754	20,333
Stock-based compensation expense	1,826	1,294	7,195	6,762
Depreciation and amortization	3,485	3,675	13,660	13,904
Other EBITDA adjustments	358	525	9,243	10,190
Adjusted EBITDA*	$1,590	$(3,530)	$(6,961)	$(27,661)

* Adjusted EBITDA is GAAP net income/(loss) plus interest income and expense, other income/expense, income tax benefit and expense, depreciation, amortization, and stock-based compensation expense. In addition, Adjusted EBITDA excludes impairments, any items related to the litigation with Google Inc., consulting and other related costs associated with the development and implementation of the accelerated strategy and cost reductions, restructuring and related wind down costs, severance costs, and transaction and other costs associated with mergers and acquisitions, as well as all adjustments related to the non-cash tax valuation allowance for deferred tax assets. Adjusted EBITDA for prior periods has been revised to conform to the current definition.

ROSETTA STONE INC.
Reconciliation of Cash Provided by (Used In) Operating Activities to Free Cash Flow
(in thousands)
(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2015	2014	2015	2014
Net cash provided by (used in) operating activities	$13,728	$18,728	$(5,645)	$6,673
Purchases of property and equipment	(1,651)	(2,509)	(8,856)	(9,736)
Free cash flow *	$12,077	$16,219	$(14,501)	$(3,063)

* Free cash flow is cash flow from operations minus cash used in purchases of property and equipment.

Rosetta Stone Inc.
Business Metrics
(unaudited)

	Quarter-Ended				Year Ended	Quarter-Ended				Year Ended
	Mar 31 2014	Jun 30 2014	Sep 30 2014	Dec 31 2014	Dec 31 2014	Mar 31 2015	Jun 30 2015	Sep 30 2015	Dec 31 2015	Dec 31 2015
Revenue by Segment (in thousands, except percentages)

Enterprise & Education	17,882	19,414	22,532	24,872	84,700	23,168	23,291	25,332	26,266	98,057
Consumer	42,883	37,901	41,983	54,386	177,153	35,274	28,120	24,470	31,749	119,613
Total	60,765	57,315	64,515	79,258	261,853	58,442	51,411	49,802	58,015	217,670

YoY Growth (%)
Enterprise & Education	28%	32%	50%	51%	41%	30%	20%	12%	6%	16%
Consumer	(14)%	(20)%	(8)%	(11)%	(13)%	(18)%	(26)%	(42)%	(42)%	(32)%
Total	(5)%	(8)%	6%	2%	(1)%	(4)%	(10)%	(23)%	(27)%	(17)%

% of Total Revenue
Enterprise & Education	29%	34%	35%	31%	32%	40%	45%	51%	45%	45%
Consumer	71%	66%	65%	69%	68%	60%	55%	49%	55%	55%
Total	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%

Revenues by Geography (in thousands, except percentages)

United States	49,410	46,637	51,592	64,431	212,070	46,189	41,539	40,639	49,599	177,966
International	11,355	10,678	12,923	14,827	49,783	12,253	9,872	9,163	8,416	39,704
Total	60,765	57,315	64,515	79,258	261,853	58,442	51,411	49,802	58,015	217,670

Revenues by Geography (as a %)
United States	81%	81%	80%	81%	81%	79%	81%	82%	85%	82%
International	19%	19%	20%	19%	19%	21%	19%	18%	15%	18%
Total	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%

Prior period data has been modified where applicable to conform to current presentation for comparative purposes. Immaterial rounding differences may be present in this data in order to conform to Financial Statement totals.